Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Elephant Talk Communications Corp.
Lutz, Florida

We consent to the use in this post effective amendment to the Registration Statement (File No. 333-135971) of our report dated March 31, 2011 relating to the audits of Elephant Talk Communications, Corp., appearing in the Annual Report on Form 10-K of Elephant Talk Communications, Corp., for the year ended December 31, 2010. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
October 6, 2011